Double Eagle Petroleum Co.
1675 Broadway, Suite 2200	Denver, Colorado, 80202 •	1-303-794-8445 • Fax: 1-303-794-8451

Colorado— FOR IMMEDIATE RELEASE
Date: August 6, 2009

Double Eagle Petroleum Co. and Petrosearch Energy Corporation
Announce Closing of Merger

Denver Colorado — Double Eagle Petroleum Co. (NASDAQ: DBLE) and Petrosearch Energy Corporation (OTCBB: PTSG) are pleased to announce that the merger, whereby Petrosearch Energy Corporation became a wholly-owned subsidiary of Double Eagle Petroleum Co, was successfully completed effective August 6, 2009. With the closing of the transaction, Petrosearch stockholders automatically became entitled to receive 0.0433 shares of Double Eagle common stock and cash consideration of $0.0211 for each share of Petrosearch common stock or Petrosearch preferred stock, on an as-converted basis, that they own. As a result of the merger, Double Eagle received approximately $8.5 million of working capital and an early stage water-flood project in the Texas Panhandle.

About Double Eagle

Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company’s current major development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming.

About Petrosearch Energy Corporation

Petrosearch Energy Corporation, a Nevada corporation with executive offices in Houston, Texas, is a resource based energy company with operations focused in the Anadarko basin of the North Texas Panhandle. For more information please visit www.petrosearch.com.

Forward-Looking Statements and Additional Information

Opinions, forecasts, projections or statements other than statements of historical fact are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although each of Double Eagle and Petrosearch believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, including without limitation: the uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, labor and raw material costs, the availability of sufficient capital resources to carry out each company’s anticipated level of new well development and construction of related pipelines, environmental issues, weather conditions, competition, general market conditions, and other risks detailed in Double Eagle’s and Petrosearch’s filings with the Securities and Exchange Commission (SEC). You can find Double Eagle’s filings with the SEC at www.dble.us or at www.sec.gov and Petrosearch’s filings with the SEC at www.petrosearch.com or at www.sec.gov. Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

John Campbell, IR

(303) 794-8445

http://www.dble.us